Exhibit 99.1

ITEM 7: MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
FORWARD-LOOKING STATEMENTS
This Annual Report on Form 10-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements that involve expectations, plans or intentions (such as those relating to future business, future results of operations or financial condition, new or planned features or services, or management strategies). You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Such risks and uncertainties include, among others, those discussed in “Item 1A: Risk Factors” of this Annual Report on Form 10-K, as well as in our consolidated financial statements, related notes, and the other information appearing elsewhere in this report and our other filings with the SEC. We do not intend, and undertake no obligation, to update any of our forward-looking statements after the date of this report to reflect actual results or future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. You should read the following Management's Discussion and Analysis of Financial Condition and Results of Operations in conjunction with the consolidated financial statements and the related notes included in this report.

Overview

We have three reportable business segments: Marketplaces, Payments and Enterprise. Our Marketplaces segment includes our eBay.com platform and its localized counterparts and our other online trading platforms, such as our online classifieds sites and StubHub. Our Payments segment is comprised of PayPal and Bill Me Later. Our Enterprise segment was added upon the completion of our acquisition of GSI Commerce, Inc. (GSI) on June 17, 2011. The results of our Enterprise segment have been included in our consolidated results of operations from the acquisition date.
In 2013, net revenues increased 14% to $16.0 billion compared to $14.1 billion in 2012, driven primarily by increases in net revenues from each of our business segments. We achieved an operating margin of 21% in each of 2013 and 2012. Our diluted earnings per share increased to $2.18 in 2013, a $0.19 increase per share compared to 2012, driven primarily by growth in 2013 net revenues partially offset by a higher effective tax rate. We generated cash flow from operations of approximately $5.0 billion in 2013 compared to $3.8 billion in 2012.

Our Marketplaces segment total net revenues increased $886 million, or 12%, in 2013 compared to 2012. The increase in total net revenues was driven primarily by an increase in GMV (as defined below) of 13%, which was due to continued growth in the U.S. and internationally. Our Marketplaces segment operating margin increased 0.7 percentage points in 2013 compared to 2012 due primarily to marketing program efficiencies that were partially offset by continued investments in our site operations infrastructure and business initiatives.
Our Payments segment total net revenues increased $1.1 billion, or 19%, in 2013 compared to 2012. The increase in total net revenues was driven primarily by an increase in net TPV (as defined below) of 24% and strong growth in Bill Me Later. Our Payments segment operating margin decreased 0.4 percentage points in 2013 compared to 2012, due primarily to a lower take rate partially offset by operating efficiencies.
Our Enterprise segment total net revenues increased $45 million, or 4%, in 2013 compared to 2012. The increase in total net revenues was driven primarily by an increase in Merchandise Sales (as defined below) of 14% in 2013 compared to 2012. Our Enterprise segment operating margin increased 1.3 percentage points for 2013 compared to 2012 due primarily to a lower take rate on Merchandise Sales as well as continued investment in our Enterprise commerce technologies.
In 2012, net revenues increased 21% to $14.1 billion compared to $11.7 billion in 2011, driven primarily by increases in net revenues from each of our business segments. We achieved an operating margin of 21% in 2012 compared to 20% in 2011. Our diluted earnings per share decreased to $1.99 in 2012, a $0.47 decrease per share compared to 2011, driven primarily by the gain resulting from the sale of our remaining 30% equity interest in Skype in 2011, offset in part by growth in 2012 net revenues and a lower effective tax rate. We generated cash flow from operations of approximately $3.8 billion in 2012 compared to $3.3 billion in 2011.

We define GMV as the total value of all successfully closed transactions between users on Marketplaces platforms (excluding eBay's classifieds websites, brands4friends and Shopping.com) during the period regardless of whether the buyer and seller actually consummated the transaction; excludes vehicles and real estate gross merchandise volume. We define net TPV as the total dollar volume of payments, net of payment reversals, successfully completed through our Payments networks, including Bill Me Later, during the period, excluding PayPal's payment gateway business. We define Merchant Services net TPV as the total dollar volume of payments, net of payment reversals, successfully completed through our Payments networks, including Bill Me Later, during the period, excluding PayPal’s payment gateway business and payments for transactions on our Marketplaces platform. We define on eBay net TPV as the total dollar volume of payments, net of payment reversals, successfully completed through our Payments networks, including Bill Me Later, during the period for transactions on our Marketplaces platform. We define Merchandise Sales as the retail value of all sales transactions, inclusive of freight charges and net of allowance for returns and discounts, which flow through our Enterprise Commerce Technologies whether we record the full amount of such transaction as a product sale or a percentage of such transaction as a service fee. We define ECV as the total Marketplaces GMV, Payments Merchant Services Net TPV and eBay Enterprise Gross Merchandise Sales not earned on eBay or paid for via PayPal or Bill Me Later during the period; excludes volume transacted through the Magento platform.

Results of Operations

Summary of Net Revenues

We generate two types of net revenues: net transaction revenues and marketing services and other revenues. Our net transaction revenues are derived principally from listing fees and final value fees (which are fees payable on transactions closed on our Marketplaces trading platforms), fees paid by merchants for payment processing services and ecommerce service fees. Our marketing services revenues are derived principally from the sale of advertisements, revenue sharing arrangements, classifieds fees, marketing service fees and lead referral fees. Other revenues are derived principally from interest and fees earned on the Bill Me Later portfolio of receivables from loans, interest earned on certain PayPal customer account balances and fees from contractual arrangements with third parties that provide services to our users.

The following table sets forth the breakdown of net revenues by type and geography for the periods presented.

	Year Ended December 31,
	2013	2012	2011(1)
	(In millions, except percentage changes)
Net Revenues by Type:
Net transaction revenues
Marketplaces	$6,569	$5,834	$5,174
Payments	6,096	5,146	4,123
Enterprise	898	850	460
Total net transaction revenues	13,563	11,830	9,757
Marketing services and other revenues
Marketplaces	1,715	1,564	1,468
Payments	532	428	289
Enterprise	268	271	138
Total marketing services and other revenues	2,515	2,263	1,895
Elimination of inter-segment net revenue (2)	(31)	(21)	—
Total net revenues	$16,047	$14,072	$11,652
Net Revenues by Geography:
U.S.	$7,712	$6,778	$5,484
International	8,335	7,294	6,168
Total net revenues	$16,047	$14,072	$11,652

(1)	Includes data for Enterprise since June 17, 2011, the date the acquisition of GSI was completed.

(2)	Represents net revenue generated between our reportable segments.

Revenues are attributed to U.S. and international geographies based primarily upon the country in which the seller, payment recipient, customer, website that displays advertising, or other service provider, as the case may be, is located.

Because we generated a majority of our net revenues internationally in recent periods, including the years ended December 31, 2013, 2012 and 2011, we are subject to the risks of doing business in foreign countries as discussed under “Item 1A: Risk Factors.” In that regard, fluctuations in foreign currency exchange rates impact our results of operations. We have a foreign exchange risk management program that is designed to reduce our exposure to fluctuations in foreign currencies; however, the effectiveness of this program in mitigating the impact of foreign currency fluctuations on our results of operations varies from period to period, and in any given period, our operating results are usually affected, sometimes significantly, by changes in currency exchange rates. Fluctuations in exchange rates also directly affect our cross-border revenue. We calculate the year-over-year impact of foreign currency movements on our business using prior period foreign currency rates applied to current year transactional currency amounts.

For the year ended December 31, 2013, foreign currency movements relative to the U.S. dollar positively impacted net revenues by approximately $24 million (inclusive of a $4 million negative impact from hedging activities relating to PayPal's net revenue) compared to the prior year. Foreign currency movements relative to the U.S. dollar for the year ended December 31, 2013 positively impacted Marketplaces net revenues by approximately $36 million and negatively impacted Payments and Enterprise net revenues by approximately $11 million and less than $1 million, respectively, compared to the prior year (inclusive of the impact of hedging activities, noted above, in the case of Payments net revenues).

For the year ended December 31, 2012, foreign currency movements relative to the U.S. dollar negatively impacted net revenues by approximately $206 million (inclusive of a $44 million positive impact from hedging activities relating to PayPal's net revenue) compared to the prior year. Foreign currency movements relative to the U.S. dollar for the year ended December 31, 2012 negatively impacted Marketplaces, Payments, and Enterprise net revenues by approximately $172 million, $33 million and $1 million, respectively, compared to the prior year (inclusive of the impact of hedging activities, noted above, in the case of Payments net revenues).

The following table sets forth, for the periods presented, certain key operating metrics that we believe are significant factors affecting our net revenues.

	Year Ended December 31,			Percent Change from	Percent Change from
	2013	2012	2011	2012 to 2013	2011 to 2012
	(In millions, except percentage changes)
Supplemental Operating Data:
Marketplaces Segment: (1)
GMV (2)	$76,432	$67,689	$60,221	13%	12%
Payments Segment:
Merchant Services net TPV (5)	$125,281	$97,277	$77,700	29%	25%
On eBay net TPV (6)	$54,382	$47,660	$41,058	14%	16%
Net TPV (7)	$179,663	$144,937	$118,758	24%	22%
Enterprise Segment:
Merchandise Sales (8)	$4,180	$3,682	$2,046	14%	N/A

(1)	eBay's classifieds websites, brands4friends and Shopping.com are not included in these metrics.

(2)
Total value of all successfully closed transactions between users on Marketplaces platforms during the period regardless of whether the buyer and seller actually consummated the transaction; excludes vehicles and real estate gross merchandise volume.

(3)
Total value of all successfully closed vehicle transactions between users on Marketplaces trading platforms during the period regardless of whether the buyer and seller actually consummated the transaction.

(4)	Total value of all successfully closed items between users on eBay Marketplaces trading platforms during the period, regardless of whether the buyer and seller actually consummated the transaction.

(5)
Total dollar volume of payments, net of payment reversals, successfully completed through our Payments networks, including Bill Me Later, during the period, excluding PayPal’s payment gateway business and payments for transactions on our Marketplaces platform.

(6)
Total dollar volume of payments, net of payment reversals, successfully completed through our Payments networks, including Bill Me Later, during the period for transactions on our Marketplaces platform.

(7)
Total dollar volume of payments, net of payment reversals, successfully completed through our PayPal payments networks, including Bill Me Later during the period; excludes payments sent or received through PayPal’s payment gateway business.

(8)
Retail value of all sales transactions, inclusive of freight charges and net of allowance for returns and discounts, which flow through our Enterprise Commerce Technologies, whether we record the full amount of such transaction as a product sale or a percentage of such transaction as a service fee. Includes data for Enterprise since June 17, 2011, the date the acquisition of GSI was completed. Accordingly, the percent change in Enterprise's metrics between 2011 and 2012 is not meaningful.

Seasonality

The following table sets forth, for the periods presented, our total net revenues and the sequential quarterly movements of these net revenues:

	Quarter Ended
	March 31	June 30	September 30	December 31
	(In millions, except percentage changes)
2011 (1)
Net revenues	$2,546	$2,760	$2,966	$3,380
Percent change from prior quarter	2%	8%	7%	14%
2012
Net revenues	$3,277	$3,398	$3,404	$3,992
Percent change from prior quarter	(3)%	4%	—%	17%
2013
Net revenues	$3,748	$3,877	$3,892	$4,530
Percent change from prior quarter	(6)%	3%	—%	16%

(1)	Net revenues attributable to the Enterprise segment are reflected beginning from June 17, 2011 (the date the acquisition of GSI was completed).

We expect transaction activity patterns on our websites to mirror general consumer buying patterns. Our Enterprise segment is highly seasonal. The fourth calendar quarter typically accounts for a disproportionate amount of Enterprise's total annual revenue because consumers increase their purchases and businesses increase their advertising to consumers during the fourth quarter holiday season. We expect these trends to continue.

Marketplaces Net Transaction Revenues
Marketplaces net transaction revenues increased $735 million, or 13%, in 2013 compared to 2012, consistent with the increase in GMV of 13% in 2013 compared to 2012. The increase in net transaction revenues and GMV was due to continued growth in active users, mobile and the continued improvements in the customer experience. In addition, seller discounts and buyer loyalty programs had a negative impact on revenue growth.

Marketplaces net transaction revenues increased $660 million, or 13%, in 2012 compared to 2011, consistent with the increase in GMV of 12% in 2012 compared to 2011. The increases in net transaction revenue and GMV were due primarily to strong growth across all regions, partially offset by the negative impact of approximately $115 million in foreign currency movements relative to the U.S. dollar.
Marketplaces net transaction revenues earned internationally totaled $3.7 billion, $3.3 billion and $2.9 billion in 2013, 2012 and 2011, respectively, representing 56%, 56% and 57% of total Marketplaces net transaction revenues in the respective periods.

Payments Net Transaction Revenues

Payments net transaction revenues increased $950 million, or 18%, during 2013 compared to 2012, due primarily to net TPV growth of 24% offset by a lower take rate and the impact of foreign currency movements and hedging. The increase in net TPV was due primarily to growth in consumer and merchant adoption and use of PayPal both on and off eBay, while the lower take rate was due primarily to a shift to larger merchants who pay lower rates. Our Merchant Services net TPV increased 29% during 2013 compared to 2012 and represented 70% of PayPal's net TPV in 2013, compared with 67% in 2012. On eBay net TPV increased 14% during 2013 compared to 2012, and represented 30% of PayPal's net TPV in 2013.

Payments net transaction revenues increased $1 billion, or 25%, during 2012 compared to 2011, due primarily to net TPV growth of 22% and a higher take rate. The increase in net TPV was due primarily to growth in consumer and merchant adoption and use of PayPal both on and off eBay. Our Merchant Services net TPV increased 25% during 2012 compared to 2011, and represented 67% of PayPal's net TPV in 2012 compared with 65% in 2011. On eBay net TPV increased 16% during 2012 compared to 2011, and represented 33% of PayPal's net TPV in 2012. The increase in the take rate was driven primarily by foreign exchange income, gains from hedging activities and the full year impact from our acquisition of Zong (acquired in August 2011).

Payments net transaction revenues earned internationally totaled $3.4 billion, $2.8 billion and $2.2 billion in 2013, 2012 and 2011, representing 56%, 55% and 53% of total Payments net transaction revenues, respectively. The increase in international net transaction revenues as a percentage of total Payments net transaction revenues was due primarily to higher growth in Merchant Services net TPV outside the U.S. as we expanded merchant coverage and consumer share of checkout.

Enterprise Net Transaction Revenues

Enterprise net transaction revenues increased $48 million, or 6%, in 2013 compared to 2012, due primarily to an increase in Merchandise Sales of 14%, partially offset by a lower take rate.

Enterprise net transaction revenues were $850 million in 2012 and $460 million in 2011. Net transaction revenues attributable to the Enterprise segment for 2011 are reflected from June 17, 2011 (the date the acquisition of GSI was completed). Accordingly, comparisons of Enterprise's net transaction revenues for 2012 to 2011 are not meaningful.

Marketing Services and Other Revenues

Marketing services and other revenues increased $252 million, or 11%, in 2013 compared to 2012, and represented 16% of total net revenues for both periods. The increase in marketing services and other revenues was due primarily to growth in our Bill Me Later portfolio of receivables from loans, as well as increased revenue from our advertising business.

Marketing services and other revenues increased $368 million or 19%, in 2012 compared to 2011, and represented 16% of total net revenues for both periods. The increase in marketing services and other revenues was due primarily to growth in our Bill Me Later portfolio of receivables from loans, as well as increased revenue from our advertising business.

Summary of Cost of Net Revenues

The following table summarizes changes in cost of net revenues for the periods presented:

	Year Ended December 31,			Change from 2012 to 2013		Change from 2011 to 2012
	2013	2012	2011	in Dollars	in %	in Dollars	in %
	(In millions, except percentages)
Cost of net revenues:
Marketplaces	$1,520	$1,273	$1,210	$247	19%	$63	5%
As a percentage of total Marketplaces net revenues	18.3%	17.2%	18.2%
Payments	2,675	2,209	1,866	466	21%	343	18%
As a percentage of total Payments net revenues	40.4%	39.6%	42.3%
Enterprise (1)	834	708	380	126	18%	328	N/A
As a percentage of total Enterprise net revenues	71.5%	63.2%	63.5%
Corporate and other	7	26	5	(19)	(73)%	21	N/A
Total cost of net revenues	$5,036	$4,216	$3,461	$820	19%	$755	22%
As a percentage of net revenues	31.4%	30.0%	29.7%

(1)
Cost of net revenues attributable to the Enterprise segment for 2011 are reflected from June 17, 2011 (the date the acquisition of GSI was completed). Accordingly, the percent changes in Enterprise's cost of revenues between 2011 and 2012 are not meaningful.

Cost of net revenues consists primarily of costs associated with payment processing, customer support, site operations, fulfillment and interest expense on borrowings incurred to finance Bill Me Later's portfolio of loan receivables. Significant components of these costs include bank transaction fees, credit card interchange and assessment fees, interest expense on indebtedness incurred to finance the purchase of consumer loan receivables related to Bill Me Later accounts, employee compensation, contractor costs, facilities costs, depreciation of equipment and amortization expense.

Marketplaces

Marketplaces cost of net revenues increased $247 million, or 19%, in 2013 compared to 2012. The increase was due primarily to the growth in GMV. Marketplaces cost of net revenues as a percentage of Marketplaces net revenues increased by 1.1 percentage points during 2013 compared to 2012 due primarily to our investment in site operations infrastructure and customer support programs.

Marketplaces cost of net revenues increased $63 million, or 5%, in 2012 compared to 2011. The increase was due primarily to increases in our customer support costs and site operations associated with our GMV growth. Marketplaces cost of net revenues as a percentage of Marketplaces net revenues decreased during 2012 compared to the prior year due primarily to improved operating leverage in our site operations infrastructure, partially offset by investment in customer support programs.

Payments

Payments cost of net revenues increased $466 million, or 21%, in 2013 compared to 2012 due primarily to the impact of growth in net TPV and growth in our customer support initiatives. Payments cost of net revenues as a percentage of Payments net revenues increased by 0.8 percentage points during 2013 compared to 2012 due primarily to these same factors.

Payments cost of net revenues increased $343 million, or 18%, in 2012 compared to 2011 due primarily to the impact of growth in net TPV. Payments cost of net revenues as a percentage of Payments net revenues decreased during 2012 compared to 2011 due primarily to a lower transaction expense rate driven largely by the impact of certain regulatory changes, primarily the Durbin amendment of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Enterprise

Enterprise cost of net revenues increased $126 million, or 18%, during 2013 compared to 2012 due primarily to the impact of growth in Merchandise Sales as well as amortization expense driven by the initial roll out of the new suite of commerce technologies. Enterprise cost of net revenues as a percentage of Enterprise net revenues increased by 8.3 percentage points during 2013 compared to 2012 due primarily to these same factors.

Enterprise cost of net revenues were $708 million during 2012 and $380 million in 2011. Cost of net revenues attributable to the Enterprise segment for 2011 are reflected from June 17, 2011 (the date the acquisition of GSI was completed). Accordingly, comparisons with Enterprise's cost of revenues for 2012 to 2011 are not meaningful.

Summary of Operating Expenses, Non-Operating Items and Provision for Income Taxes

The following table summarizes changes in operating expenses, non-operating items and provision for income taxes for the periods presented:

	Year Ended December 31,			Change from 2012 to 2013		Change from 2011 to 2012
	2013	2012	2011	in Dollars	in %	in Dollars	in %
	(In millions, except percentage changes)
Sales and marketing	$3,060	$2,913	$2,435	$147	5%	$478	20%
Product development	1,768	1,573	1,235	195	12%	338	27%
General and administrative	1,703	1,567	1,364	136	9%	203	15%
Provision for transaction and loan losses	791	580	517	211	36%	63	12%
Amortization of acquired intangible assets	318	335	267	(17)	(5)%	68	25%
Interest and other, net	95	196	1,537	(101)	(52)%	(1,341)	(87)%
Provision for income taxes	(610)	(475)	(681)	(135)	28%	206	(30)%

The following table summarizes operating expenses, non-operating items and provision for income taxes as a percentage of net revenues for the periods presented:

	Year Ended December 31,
	2013	2012	2011
Sales and marketing	19%	21%	21%
Product development	11%	11%	11%
General and administrative	11%	11%	12%
Provision for transaction and loan losses	5%	4%	4%
Amortization of acquired intangible assets	2%	2%	2%
Interest and other, net	1%	1%	13%
Provision for income taxes	4%	3%	6%

Sales and Marketing

Sales and marketing expenses consist primarily of advertising costs and marketing programs (both online and offline), employee compensation, contractor costs, facilities costs and depreciation on equipment. Online marketing expenses represent traffic acquisition costs in various channels such as paid search, affiliates marketing and display advertising. Offline advertising includes brand campaigns, buyer/seller communications and general public relations expenses.

Sales and marketing expense increased by $147 million, or 5%, in 2013 compared to 2012. The increase in sales and marketing expense was due primarily to higher employee-related expenses (including consultant costs, facility costs and equipment-related costs), partially offset by a decrease in professional services fees and marketing program efficiencies. The decrease in marketing program costs was due primarily to a shift in focus from customer acquisition to customer retention (for which certain associated expenses are recorded as a reduction in revenue instead of sales and marketing expense). Sales and marketing expense as a percentage of net revenues were 19% and 21% in 2013 and 2012, respectively.

Sales and marketing expense increased by $478 million, or 20%, in 2012 compared to 2011. The increase in sales and marketing expense was due primarily to higher employee-related expenses (including consultant costs, facility costs and equipment-related costs), marketing program costs to drive consumer engagement and the impact from acquisitions, primarily GSI. Sales and marketing expense as a percentage of net revenues were 21% in both 2012 and 2011.

Product Development

Product development expenses consist primarily of employee compensation, contractor costs, facilities costs and depreciation on equipment. Product development expenses are net of required capitalization of major site and other product development efforts, including the development of our next generation platform architecture, migration of certain platforms, seller tools and Payments services projects. Our top technology priorities include mobile, user experience, search, platform and new products such as payment code and those that allow us to continue pursuing our omnichannel strategy. Capitalized internal use and website development costs were $299 million, $285 million and $212 million in 2013, 2012 and 2011, respectively, and are primarily reflected as a cost of net revenues when amortized in future periods.

Product development expenses increased by $195 million, or 12%, in 2013 compared to 2012. The increase was due primarily to higher employee-related costs (including consultant costs, facility costs and equipment-related costs) driven by increased investment in platform, search, mobile and offline, as well as an increase in professional service fees. Product development expenses as a net percentage of revenues were 11% in both 2013 and 2012.
Product development expenses increased by $338 million, or 27%, in 2012 compared to 2011. The increase was due primarily to higher employee-related costs (including consultant costs, facility costs and equipment-related costs) driven by increased investment in platform, search, mobile and offline and the impact from acquisitions, primarily GSI. Product development expenses as a net percentage of revenues were 11% in both 2012 and 2011.

General and Administrative

General and administrative expenses consist primarily of employee compensation, contractor costs, facilities costs, depreciation of equipment, employer payroll taxes on employee stock-based compensation, legal expenses, restructuring, insurance premiums and professional fees. Our legal expenses, including those related to various ongoing legal proceedings, may fluctuate substantially from period to period.

General and administrative expenses increased $136 million, or 9%, in 2013 compared to 2012. The increase was due primarily to higher employee-related costs (including consultant costs, facility costs and equipment-related costs) and an increase in professional service fees partially offset by a decrease in restructuring costs. General and administrative expenses as a percentage of net revenues were 11% in both 2013 and 2012.

General and administrative expenses increased $203 million, or 15%, in 2012 compared to 2011. The increase was due primarily to higher employee-related costs (including consultant costs, facility costs and equipment-related costs), the impact from acquisitions, primarily GSI, restructuring costs and the increase in professional service fees. General and administrative expenses as a percentage of net revenues were 11% and 12% in 2012 and 2011, respectively.

Provision for Transaction and Loan Losses

Provision for transaction and loan losses consists primarily of transaction loss expense associated with our customer protection programs, fraud, chargebacks and merchant credit losses, bad debt expense associated with our accounts receivable balances and loan losses associated with our loan receivables balances. We expect our provision for transaction and loan loss expense to fluctuate depending on many factors, including macroeconomic conditions, our customer protection programs and the impact of regulatory changes.
Provision for transaction and loan losses increased by $211 million, or 36%, in 2013 compared to 2012. This increase was attributable to both our Marketplaces and Payments segments. Provision for transaction and loan loss expense as a percentage of net revenues was 5% and 4% in 2013 and 2012, respectively.
Marketplaces provision for transaction losses increased by $62 million, or 36%, in 2013 compared to 2012. This increase was due primarily to higher transaction volume. The volume increase in the transaction losses was due primarily to an increase in the number of cases being opened under our eBay Buyer Protection Program as a result of our recently simplified process for users to file claims which resulted in higher transaction losses.
Payments provision for transaction and loan losses increased by $149 million, or 38%, in 2013 compared to 2012. This increase was due primarily to higher PayPal transaction losses driven by higher transaction volume, due to the introduction of new products, initiatives to enhance customers' experience, and growth in active registered accounts. The increase is also due to growth in our Bill Me Later portfolio of receivables from consumer loans. Modifications to our Bill Me Later acceptable risk parameters did not have a material impact on our provision for loan losses.
Provision for transaction and loan losses increased by $63 million, or 12%, in 2012 compared to 2011. This increase was due primarily to higher transaction volume and growth in our Bill Me Later portfolio of receivables from consumer loans. The increase was partially offset by a reduction in our Marketplaces consumer protection program expense as a result of certain loss prevention programs and lower Marketplaces bad debt expense. Provision for transaction and loan loss expense as a percentage of net revenues was 4% in both 2012 and 2011.

Amortization of Acquired Intangible Assets
From time to time we have purchased, and we expect to continue to purchase, assets and businesses. These purchase transactions generally result in the creation of acquired intangible assets with finite lives and lead to a corresponding increase in our amortization expense in periods subsequent to acquisition. We amortize intangible assets over the period of estimated benefit, using the straight-line method and estimated useful lives ranging from one to eight years. Amortization of acquired intangible assets is also impacted by our sales of assets and businesses and timing of acquired intangible assets becoming fully amortized. See “Note 4 - Goodwill and Intangible Assets” to the consolidated financial statements included in this report.

Amortization of acquired intangible assets decreased by $17 million, or 5%, in 2013 compared to 2012.

Amortization of acquired intangible assets increased by $68 million, or 25%, in 2012 compared to 2011. The increase in amortization of acquired intangible assets was due to the impact of acquisitions, primarily GSI.

Interest and Other, Net

Interest and other, net, primarily consists of interest earned on cash, cash equivalents and investments, as well as foreign exchange transaction gains and losses, our portion of operating results from investments accounted for under the equity method of accounting, investment gain/loss on acquisitions, and interest expense, consisting of interest charges on any amounts borrowed and commitment fees on unborrowed amounts under our credit agreement and interest expense on our outstanding debt securities and commercial paper, if any. Interest and other, net excludes interest expense on borrowings incurred to finance Bill Me Later's portfolio of loan receivables, which is included in cost of net revenues (see "Note 18 - Interest and Other, Net" to the consolidated financial statements included in this report for more information).

Interest and other, net, decreased $101 million in 2013 compared to 2012. The decrease in interest and other, net was due primarily to a gain on a divested business of $118 million in 2012 and an increase in interest expense as a result of our issuance of $3 billion of senior notes in July 2012. The decrease was partially offset by a gain on the sale of our investments in RueLaLa and ShopRunner in September 2013.

Interest and other, net, decreased $1.3 billion in 2012 compared to 2011. The decrease in interest and other, net was due primarily to an investment gain of approximately $1.7 billion associated with the sale of our remaining 30% equity interest in Skype in 2011. The decrease in interest and other, net was partially offset by a gain on the divestiture of a business, a favorable impact from the foreign currency activity, favorable resolution of an indirect tax dispute and higher interest income from investments.

Provision for Income Taxes

Our effective tax rate was 18% in 2013 compared to 15% in 2012. The increase in our effective tax rate during 2013 compared to 2012 was due primarily to increases in foreign earnings subject to U.S. tax and the repayment of the Kynetic note receivable and the sale of our investments in RueLaLa and ShopRunner in 2013.

Our effective tax rate was 15% in 2012 compared to 17% in 2011. The decrease in our effective tax rate during 2012 compared to 2011 was due primarily to U.S. taxes on the sale of our remaining equity interest in Skype in 2011 and the favorable impact from the sale of Rent.com in 2012.

Our relative pretax earnings and revenues attributable to the U.S. as compared to the rest of the world may differ over time.  For the year ended December 31, 2013, our U.S. share of pretax income and net revenues was 17.1% and 48.1%, respectively.  For the year ended December 31, 2012, our U.S. share of pretax income and net revenues was 19.6% and 48.2%, respectively. The difference in relative pretax income and net revenues attributable to the U.S., as compared to the rest of the world for both 2013 and 2012, was primarily related to our Enterprise segment, which has lower U.S. based operating margins and higher amortization of U.S. based intangible assets, larger stock-based compensation expense recorded in the U.S. for U.S. based employees, overhead related to our corporate operations which are primarily U.S. based and higher average margins earned by non-U.S. businesses.

Our provision for income taxes differs from the provision computed by applying the U.S. federal statutory rate of 35% due primarily to lower tax rates associated with certain earnings from our operations in certain lower-tax jurisdictions outside the U.S. The impact on our provision for income taxes of foreign income being taxed at different rates than the U.S. federal statutory rate was a benefit of approximately $607 million in 2013, and $617 million in 2012 and $772 million in 2011, net of a $321 million charge for U.S. taxes on the sale of Skype. We benefit from tax rulings concluded in several different jurisdictions, most significantly Switzerland, Singapore and Luxembourg. These rulings provide for significantly lower rates of taxation on certain classes of income and require various thresholds of investment and employment in those jurisdictions. We evaluate compliance with our tax ruling agreements annually. The cash benefit of these reduced rates totaled approximately $540 million in 2013, $439 million in 2012 and $697 million in 2011. The foreign jurisdictions with lower tax rates that had the most significant impact on our provision for income taxes in the periods presented include Switzerland, Singapore and Luxembourg. See "Note 16 - Income Taxes" to the consolidated financial statements included in this report for more information on our tax rate reconciliation.

Our provision for income taxes is volatile and, in general, is adversely impacted by earnings being lower than anticipated in countries that have lower tax rates and higher than anticipated in countries that have higher tax rates. Our provision for income taxes does not include provisions for U.S. income taxes and foreign withholding taxes associated with the repatriation of a substantial portion of undistributed earnings of certain foreign subsidiaries because we intend to reinvest those earnings indefinitely in our foreign subsidiaries. If these earnings were distributed into the U.S. in the form of dividends to eBay companies domiciled in the U.S. or otherwise, or if the shares of the relevant foreign subsidiaries were sold or otherwise transferred, we would be subject to additional U.S. income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes. Further, as a result of certain of our ongoing employment and capital investment actions and commitments, our income in certain countries including Switzerland, Singapore and Luxembourg, is subject to reduced tax rates. Our failure to meet these commitments could adversely impact our provision for income taxes. Additionally, please see the information in "Item 1A: Risk Factors" under the caption "We may have exposure to greater than anticipated tax liabilities."

From time to time, we engage in certain intercompany transactions and legal entity restructurings. We consider many factors when evaluating these transactions, including the alignment of our corporate structure with our organizational objectives and the operational and tax efficiency of our corporate structure, as well as the long-term cash flows and cash needs of our different businesses. These transactions may impact our overall tax rate and/or result in additional cash tax payments. The impact in any period may be significant. These transactions may be complex and the impact of such transactions on future periods may be difficult to estimate.

We are regularly under examination by tax authorities both domestically and internationally. We believe that adequate amounts have been reserved for any adjustments that may ultimately result from these examinations, although we cannot assure you that this will be the case given the inherent uncertainties in these examinations. Due to the ongoing tax examinations, we believe it is impractical to determine the amount and timing of these adjustments.

Liquidity and Capital Resources

Cash Flows

	Year Ended December 31,
	2013	2012	2011
	(In millions)
Net cash provided by (used in):
Operating activities	4,995	3,838	3,274
Investing activities	(6,012)	(3,763)	(3,307)
Financing activities	(1,354)	1,951	(838)
Effect of exchange rates on cash and cash equivalents	48	100	(15)
Net increase/(decrease) in cash and cash equivalents	(2,323)	2,126	(886)

Operating Activities

We generated cash from operating activities of $5.0 billion, $3.8 billion and $3.3 billion in 2013, 2012 and 2011, respectively. The increase in cash provided by operating activities in 2013 as compared to 2012 is due primarily to higher net income driven by higher revenues, increases in non-cash charges to net income related to our provision for transaction and loan losses and depreciation and amortization and lower cash paid for income taxes.

The increase in cash provided by operating activities in 2012 compared to 2011 was due primarily to higher income from operations resulting from growth in revenues.

Cash paid for income taxes in 2013, 2012 and 2011 was $466 million, $789 million and $373 million, respectively.

Investing Activities

The net cash used in investing activities of $6.0 billion in 2013 was due primarily to net cash paid for purchases of investments of $7.5 billion, purchases of property and equipment of $1.3 billion and the purchase of consumer loan receivables (net of collections and charge-offs) originated through our Bill Me Later merchant network of $794 million, partially offset by proceeds of $3.9 billion for sales of investments.

The net cash used in investing activities of $3.8 billion in 2012 was due primarily to net cash paid for purchases of investments of $3.1 billion, purchases of property and equipment, of $1.3 billion and the purchase of consumer loan receivables (net of collections) originated through our Bill Me Later merchant network of $727 million, partially offset by proceeds of $1.4 billion for sales of investments.

Financing Activities

The net cash used in financing activities of $1.4 billion in 2013 was due primarily to cash outflows of $1.3 billion to repurchase our common stock, $400 million for the net repayment of debt and $267 million paid for tax withholdings related to net share settlements of restricted stock units. These cash outflows were partially offset by inflows of $437 million from the issuance of common stock in connection with the exercise of stock options and our employee stock purchase plan, and $201 million in excess tax benefits from stock-based compensation.

The net cash provided by financing activities of $2.0 billion in 2012 was due primarily to cash inflows of approximately $3.0 billion from the issuance of senior notes, $483 million from the issuance of common stock in connection with the exercise of stock options and our employee stock purchase plan, and $130 million in excess tax benefits from stock-based compensation. These cash inflows were partially offset by outflows of $898 million in cash paid to repurchase our common stock, $550 million for the net repayment of commercial paper, and $186 million in cash paid for tax withholdings related to net share settlements of restricted stock units. We used a portion of the net proceeds from the issuance of our senior notes to repay the commercial paper referred to above.
The positive effect of currency exchange rates on cash and cash equivalents during 2013 was due to the weakening of the U.S. dollar against certain foreign currencies, primarily the Euro. The positive effect of currency exchange rates on cash and cash equivalents during 2012 was due to the weakening of the U.S. dollar against certain foreign currencies, primarily the British pound and the Euro. The negative effect of currency exchange rates on cash and cash equivalents during 2011 was due to the strengthening of the U.S. dollar against certain foreign currencies, primarily the Euro.

Stock Repurchases

In June 2012, our Board of Directors authorized a stock repurchase program that provides for the repurchase of up to $2 billion of our common stock, with no expiration from the date of authorization. The stock repurchase program is intended to offset the impact of dilution from our equity compensation programs. During 2013, we repurchased approximately $1.3 billion of our common stock under this stock repurchase program. As of December 31, 2013, approximately $640 million remained for further repurchases of our common stock under the 2012 stock repurchase program.

In addition, in January 2014, our board of directors authorized an additional $5 billion stock repurchase program.  This new stock repurchase program, together with $640 million remaining under our prior stock repurchase program authorized in June 2012, brings the total repurchase authorization, as of January 2014, to $5.6 billion.  In addition to continuing to repurchase shares to offset dilution from our equity compensation programs, we expect, subject to market conditions and other factors, to make opportunistic repurchases of our common stock to reduce outstanding share count.  Any share repurchases under our stock repurchase programs may be made through open market transactions, block trades, privately negotiated transactions (including accelerated share repurchase transactions) or other means at times and in such amounts as management deems appropriate and may be funded from our working capital or other financing alternatives. Our stock repurchase programs may be limited or terminated at any time without prior notice. The timing and actual number of shares repurchased will depend on a variety of factors including corporate and regulatory requirements, price and other market conditions and management's determination as to the appropriate use of our cash.

Shelf Registration Statement

At December 31, 2013, we had an effective shelf registration statement on file with the Securities and Exchange Commission that allows us to issue various types of debt securities, such as fixed or floating rate notes, U.S. dollar or foreign currency denominated notes, redeemable notes, global notes, and dual currency or other indexed notes. Issuances under the shelf registration statement will require the filing of a prospectus supplement identifying the amount and terms of the securities to be issued. The registration statement does not limit the amount of debt securities that may be issued thereunder. Our ability to issue debt securities is subject to market conditions and other factors impacting our borrowing capacity, including our credit ratings and compliance with the covenants in our credit agreement.

We issued $3 billion of senior notes in an underwritten public offering in July 2012. These senior notes remain outstanding and consist of $250 million aggregate principal amount of 0.70% notes due 2015, $1 billion aggregate principal amount of 1.35% notes due 2017, $1 billion aggregate principal amount of 2.60% notes due 2022 and $750 million aggregate principal amount of 4.00% notes due 2042. In addition, we have an additional $1.1 billion of senior notes outstanding that were issued under a prior shelf registration statement consisting of $600 million aggregate principal amount of 1.625% notes due 2015 and $500 million aggregate principal amount of 3.250% notes due 2020.

The indenture pursuant to which the notes were issued includes customary covenants that, among other things, limit our ability to incur, assume or guarantee debt secured by liens on specified assets or enter into sale and lease-back transactions with respect to specified properties, and also includes customary events of default.
Commercial Paper
We have a $2 billion commercial paper program pursuant to which we may issue commercial paper notes with maturities of up to 397 days from the date of issue in an aggregate principal amount of up to $2 billion at any time outstanding. As of December 31, 2013, there were no commercial paper notes outstanding. We may elect, subject to market conditions, to issue commercial paper notes from time to time in the future.
Credit Agreement

In 2011, we entered into a credit agreement that provides for an unsecured $3 billion five-year revolving credit facility that includes a $300 million letter of credit sub-facility and a $100 million swingline sub-facility, with available borrowings under the revolving credit facility reduced by the amount of any letters of credit and swingline borrowings outstanding from time to time. We may also, subject to the agreement of the applicable lenders, increase the commitments under the revolving credit facility by up to $1 billion. Funds borrowed under the credit agreement may be used for general corporate purposes.

As of December 31, 2013, no borrowings or letters of credit were outstanding under our $3 billion credit agreement. However, as described above, we have a $2 billion commercial paper program and we maintain $2 billion of available borrowing capacity under our credit agreement in order to repay commercial paper borrowings in the event we are unable to repay those borrowings from other sources when they become due. Accordingly, at December 31, 2013, $1 billion of borrowing capacity was available for other purposes permitted by the credit agreement.

Loans under the credit agreement bear interest at either (i) the London Interbank Offered Rate (LIBOR) plus a margin (based on our public debt credit ratings) ranging from 0.625 percent to 1.125 percent or (ii) a formula based on the agent bank's prime rate, the federal funds effective rate or LIBOR plus a margin (based on our public debt credit ratings) ranging from zero percent to 0.125 percent. The credit agreement will terminate and all amounts owing thereunder will be due and payable on November 22, 2016, unless (a) the commitments are terminated earlier, either at our request or, if an event of default occurs, by the lenders (or automatically in the case of certain bankruptcy-related events of default), or (b) the maturity date is extended upon our request, subject to the agreement of the lenders. The credit agreement contains customary representations, warranties, affirmative and negative covenants, including a financial covenant, events of default and indemnification provisions in favor of the banks. The negative covenants include restrictions regarding the incurrence of liens, subject to certain exceptions. The financial covenant requires us to meet a quarterly financial test with respect to a minimum consolidated interest coverage ratio.

We were in compliance with all covenants in our outstanding debt instruments for the period ended December 31, 2013.

Other Indebtedness

In addition to the debt described above, as of December 31, 2013, we had $17 million of borrowings outstanding under our overdraft facilities, notes payable of $12 million and capital lease obligations of $5 million.
Commitments and Contingencies

As of December 31, 2013, approximately $15.5 billion of unused credit was available to Bill Me Later accountholders. While this amount represents the total unused credit available, we have not experienced, and do not anticipate, that all of our Bill Me Later accountholders will access their entire available credit at any given point in time. In addition, the individual lines of credit that make up this unused credit are subject to periodic review and termination by the chartered financial institution that is the issuer of Bill Me Later credit products based on, among other things, account usage and customer creditworthiness. When a consumer makes a purchase using a Bill Me Later credit product, the chartered financial institution extends credit to the consumer, funds the extension of credit at the point of sale and advances funds to the merchant. We subsequently purchase the consumer receivables related to the consumer loans, and as result of that purchase, bear the risk of loss in the event of loan defaults. In addition, we subsequently sell a participation interest in the entire pool of consumer loans to the chartered financial institution that extended the consumer loans. Although the chartered financial institution continues to own each customer account, Bill Me Later is responsible for all servicing functions related to the customer account balances. As of December 31, 2013, the total outstanding balance of this pool of consumer loans was $2.9 billion, of which the chartered financial institution owns a participation interest of $65 million, or 2.25% of the total outstanding balance of consumer receivables at that date.

We have certain fixed contractual obligations and commitments that include future estimated payments for general operating purposes. Changes in our business needs, contractual cancellation provisions, fluctuating interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of these payments. The following table summarizes our fixed contractual obligations and commitments:

Payments Due During the Year Ending December 31,	Debt/Capital Leases	Leases	Purchase Obligations	Total
	(In millions)
2014	$104	$110	$75	$289
2015	949	101	13	1,063
2016	86	76	4	166
2017	1,086	59	4	1,149
2018	73	40	4	117
Thereafter	3,086	53	—	3,139
	$5,384	$439	$100	$5,923

The significant assumptions used in our determination of amounts presented in the above table are as follows:

•
Debt and capital lease amounts include the principal and interest amounts of the respective debt instruments and the present value of capital lease payments. For additional details related to our debt, please see “Note 10 – Debt” to the consolidated financial statements included in this report. This table does not reflect any amounts payable under our $3 billion revolving credit facility or $2 billion commercial paper program, for which no borrowings were outstanding as of December 31, 2013.

•
Lease amounts include minimum rental payments under our non-cancelable operating leases for office facilities, fulfillment centers, as well as computer and office equipment that we utilize under lease arrangements. The amounts presented are consistent with contractual terms and are not expected to differ significantly from actual results under our existing leases, unless a substantial change in our headcount needs requires us to expand our occupied space or exit an office facility early.

•
Purchase obligation amounts include minimum purchase commitments for advertising, capital expenditures (computer equipment, software applications, engineering development services, construction contracts) and other goods and services entered into in the ordinary course of business.

As we are unable to reasonably predict the timing of settlement of liabilities related to unrecognized tax benefits, net, the table does not include $369 million of such non-current liabilities included in deferred and other tax liabilities recorded on our consolidated balance sheet as of December 31, 2013.

Liquidity and Capital Resource Requirements

At December 31, 2013, we had assets classified as cash and cash equivalents, as well as short and long-term non-equity investments, in an aggregate amount of $12.8 billion, compared to $11.5 billion at December 31, 2012. At December 31, 2013, this amount included assets held in certain of our foreign operations totaling approximately $9.7 billion. If these assets were distributed to the U.S., we may be subject to additional U.S. taxes in certain circumstances. We actively monitor all counterparties that hold these assets, primarily focusing on the safety of principal and secondarily improving yield on these assets. We diversify our cash and cash equivalents and investments among various counterparties in order to reduce our exposure should any one of these counterparties fail or encounter difficulties. To date, we have not experienced any material loss or lack of access to our invested cash, cash equivalents or short-term investments; however, we can provide no assurances that access to our invested cash, cash equivalents or short-term investments will not be impacted by adverse conditions in the financial markets. At any point in time we have funds in our operating accounts and customer accounts that are deposited with third party financial institutions.

To the extent that our Bill Me Later products become more widely available through improved and more comprehensive product integrations with eBay, PayPal and other channels, and as we further promote Bill Me Later products, we expect customer adoption and usage of Bill Me Later products to expand. Any resulting growth in the portfolio of Bill Me Later loan receivables would increase our liquidity needs and any failure to meet those liquidity needs could adversely affect the Bill Me Later business. We currently fund the expansion of the Bill Me Later portfolio of loan receivables with borrowings and domestic and international cash resources.

From time to time, we engage in certain intercompany transactions and legal entity restructurings. We consider many factors when evaluating these transactions, including the alignment of our corporate structure with our organizational objectives and the operational and tax efficiency of our corporate structure, as well as the long-term cash flows and cash needs of our different businesses. These transactions may impact our overall tax rate and/or result in additional cash tax payments. The impact in any period may be significant. These transactions may be complex and the impact of such transactions on future periods may be difficult to estimate.

We believe that our existing cash, cash equivalents, short-term and long-term investments, together with cash expected to be generated from operations, borrowings available under our credit agreement and commercial paper program, and our access to capital markets will be sufficient to fund our operating activities, anticipated capital expenditures, Bill Me Later portfolio of loan receivables and stock repurchases for the foreseeable future.

Off-Balance Sheet Arrangements

As of December 31, 2013, we had no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our consolidated financial condition, results of operations, liquidity, capital expenditures or capital resources.

In Europe, we have two cash pooling arrangements with a financial institution for cash management purposes. These arrangements allow for cash withdrawals from this financial institution based upon our aggregate operating cash balances held in Europe within the same financial institution (“Aggregate Cash Deposits”). These arrangements also allow us to withdraw amounts exceeding the Aggregate Cash Deposits up to an agreed-upon limit. The net balance of the withdrawals and the Aggregate Cash Deposits are used by the financial institution as a basis for calculating our net interest expense or income. As of December 31, 2013, we had a total of $3.1 billion in cash withdrawals offsetting our $3.1 billion in Aggregate Cash Deposits held within the same financial institution under these cash pooling arrangements.

Based on differences in regulatory requirements and commercial law in the jurisdictions where PayPal operates, PayPal holds customer balances either as direct claims against PayPal or as an agent or custodian on behalf of PayPal's customers. Customer balances held by PayPal as an agent or custodian on behalf of our customers are not reflected on our consolidated balance sheet, while customer balances held as direct claims against PayPal are reflected on our consolidated balance sheet.

In 2012, PayPal's California regulator, the Division of Financial Institutions under the California Department of Business Oversight, notified PayPal that PayPal's practice of holding the funds underlying U.S. customer balances as an agent on behalf of its customers, rather than as owner of those funds, meant that PayPal could not treat those funds as liquid assets for purposes of the liquidity rules applicable to California money transmitter licensees. Based on changes to our U.S. PayPal user agreement effective November 1, 2012, PayPal began holding U.S. customer balances as direct claims against PayPal, rather than as an agent or custodian on behalf of such PayPal customers.  As a result, effective November 1, 2012, all U.S. PayPal customer balances, which were previously not reflected on our consolidated balance sheet, have been reflected as assets in our consolidated balance sheet under “Funds receivable and customer accounts,” with an associated liability under “Funds payable and amounts due to customers.” Following this change, PayPal now holds all customer balances (both in the U.S. and internationally) as direct claims against PayPal.

Indemnification Provisions

In the ordinary course of business, we have included limited indemnification provisions in certain of our agreements with parties with which we have commercial relations, including our standard marketing, promotions and application-programming-interface license agreements. Under these contracts, we generally indemnify, hold harmless and agree to reimburse the indemnified party for losses suffered or incurred by the indemnified party in connection with claims by a third party with respect to our domain names, trademarks, logos and other branding elements to the extent that such marks are applicable to our performance under the subject agreement. In certain cases we have agreed to provide indemnification for intellectual property infringement. Our Enterprise business has provided in many of its major ecommerce agreements an indemnity for other types of third-party claims, which are indemnities mainly related to various intellectual property rights, and we have provided similar indemnities in a limited number of agreements for our other businesses. In our PayPal business, we have provided an indemnity to our payment processors in the event of certain third-party claims or card association fines against the processor arising out of conduct by PayPal or PayPal customers. PayPal has also provided a limited indemnity to merchants using its retail point of sale payment services and to manufacturers of its point of sale devices (e.g., the PayPal Here devices and the Beacon device). In addition, Bill Me Later has provided indemnification provisions in its agreements with the chartered financial institutions that issue its credit products. It is not possible to determine the maximum potential loss under these indemnification provisions due to our limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision. To date, losses recorded in our consolidated statement of income in connection with our indemnification provisions have not been material, either individually or collectively.

Critical Accounting Policies, Judgments and Estimates
General
The preparation of our consolidated financial statements and related notes requires us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. We have based our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our senior management has discussed the development, selection and disclosure of these estimates with the Audit Committee of our Board of Directors. Actual results may differ from these estimates under different assumptions or conditions.
An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. We believe the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of our consolidated financial statements. The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and related notes and other disclosures included in this report.
Provision for Transaction and Loan Losses
Provision for transaction and loan losses consists primarily of transaction loss expense associated with our customer protection programs, fraud, chargebacks and merchant credit losses, bad debt expense associated with our accounts receivable balances and loan losses associated with our loan receivables balances. We expect our provision for transaction and loan loss expense to fluctuate depending on many factors, including macroeconomic conditions, our customer protection programs and the impact of regulatory changes.

The following table illustrates the provision for transaction and loan losses as a percentage of net revenues for 2013, 2012 and 2011:

	Year Ended December 31,
	2013	2012	2011
	(In millions, except percentages)
Net revenues	$16,047	$14,072	$11,652
Provision for transaction and loan losses	$791	$580	$517
Provision for transaction and loan losses as a % of net revenues	4.9%	4.1%	4.4%
Determining appropriate allowances for these losses is an inherently uncertain process and is subject to numerous estimates and judgments, and ultimate losses may vary from the current estimates. We regularly update our allowance estimates as new facts become known and events occur that may impact the settlement or recovery of losses. The allowances are maintained at a level we deem appropriate to adequately provide for losses incurred at the balance sheet date. An aggregate 50 basis point deviation from our provision for transaction and loan losses as a percentage of net revenues would have resulted in an increase or decrease in operating income of approximately $80 million in 2013, resulting in an approximate $0.04 change in diluted earnings per share.
Legal Contingencies
In connection with certain pending litigation and other claims, we have estimated the range of probable loss, net of expected recoveries, and provided for such losses through charges to our consolidated statement of income. These estimates have been based on our assessment of the facts and circumstances at each balance sheet date and are subject to change based upon new information and future events.
From time to time, we are involved in disputes and regulatory inquiries that arise in the ordinary course of business. We are currently involved in legal proceedings, some of which are discussed in “Item 1A: Risk Factors,” “Item 3: Legal Proceedings” and “Note 11 - Commitments and Contingencies” to the consolidated financial statements included in this report. We believe that we have meritorious defenses to the claims against us, and we intend to defend ourselves vigorously. However, even if successful, our defense against certain actions will be costly and could require significant amounts of management's time and result in the diversion of significant operational resources. If the plaintiffs were to prevail on certain claims, we might be forced to pay significant damages and licensing fees, modify our business practices or even be prohibited from conducting a significant part of our business. Any such results could materially harm our business and could result in a material adverse impact on the financial position, results of operations or cash flows of any or all of our business segments.
Accounting for Income Taxes
Our annual tax rate is based on our income, statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we operate. Tax laws are complex and subject to different interpretations by the taxpayer and respective government taxing authorities. Significant judgment is required in determining our tax expense and in evaluating our tax positions, including evaluating uncertainties. We review our tax positions quarterly and adjust the balances as new information becomes available. Our income tax rate is significantly affected by the tax rates that apply to our foreign earnings. In addition to local country tax laws and regulations, our income tax rate depends on the extent that our earnings are indefinitely reinvested outside the U.S. Indefinite reinvestment is determined by management's judgment about and intentions concerning our future operations. At December 31, 2013, $14.0 billion of earnings had been indefinitely reinvested outside the U.S., primarily in active non-U.S. business operations. We do not intend to repatriate these earnings to fund U.S. operations and, accordingly, we do not provide for U.S. federal income and foreign withholding tax on these earnings.

Deferred tax assets represent amounts available to reduce income taxes payable on taxable income in future years. Such assets arise because of temporary differences between the financial reporting and tax bases of assets and liabilities, as well as from net operating loss and tax credit carryforwards. We evaluate the recoverability of these future tax deductions and credits by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income rely heavily on estimates that are based on a number of factors, including our historical experience and short-range and long-range business forecasts. At December 31, 2013, we had a valuation allowance on certain loss carryforwards based on our assessment that it is more likely than not that the deferred tax asset will not be realized.

We recognize and measure uncertain tax positions in accordance with generally accepted accounting principles in the U.S., or GAAP, pursuant to which we only recognize the tax benefit from an uncertain tax position if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement. We report a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. GAAP further requires that a change in judgment related to the expected ultimate resolution of uncertain tax positions be recognized in earnings in the quarter in which such change occurs. We recognize interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

We file annual income tax returns in multiple taxing jurisdictions around the world. A number of years may elapse before an uncertain tax position is audited by the relevant tax authorities and finally resolved. While it is often difficult to predict the final outcome or the timing of resolution of any particular uncertain tax position, we believe that our reserves for income taxes reflect the most likely outcome. We adjust these reserves, as well as the related interest, where appropriate in light of changing facts and circumstances. Settlement of any particular position could require the use of cash.
The following table illustrates our effective tax rates for 2013, 2012 and 2011:

	Year Ended December 31,
	2013	2012	2011
	(In millions, except percentages)
Provision for income taxes	$610	$475	$681
As a % of income before income taxes	18%	15%	17%
Our future effective tax rates could be adversely affected by earnings being lower than anticipated in countries where we have lower statutory rates and higher than anticipated in countries where we have higher statutory rates, by changes in the valuation of our deferred tax assets or liabilities, or by changes or interpretations in tax laws, regulations or accounting principles. In addition, we are subject to the continuous examination of our income tax returns by the Internal Revenue Service, as well as various state and foreign tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes.

Based on our results for the year ended December 31, 2013, a one-percentage point change in our provision for income taxes as a percentage of income before taxes would have resulted in an increase or decrease in the provision of approximately $35 million, resulting in an approximate $0.03 change in diluted earnings per share.

Revenue Recognition

We may enter into certain revenue transactions, primarily related to arrangements in our Enterprise segment and certain advertising contracts, that are considered multiple element arrangements (arrangements with more than one deliverable). We also may enter into arrangements to purchase goods and/or services from certain customers. As a result, significant interpretation and judgment is sometimes required to determine the appropriate accounting for these transactions including: (1) how the arrangement consideration should be allocated among potential multiple deliverables; (2) developing an estimate of the stand-alone selling price of each deliverable; (3) whether revenue should be reported gross (as eBay is acting as a principal), or net (as eBay is acting as an agent); (4) when we provide cash consideration to our customers, determining whether we are receiving an identifiable benefit that is separable from the customer's purchase of our products and/or services and for which we can reasonably estimate fair value; and (5) whether the arrangement would be characterized as revenue or reimbursement of costs incurred. Changes in judgments with respect to these assumptions and estimates could impact the timing or amount of revenue recognition.

Goodwill and Intangible Assets

The purchase price of an acquired company is allocated between intangible assets and the net tangible assets of the acquired business with the residual of the purchase price recorded as goodwill. The determination of the value of the intangible assets acquired involves certain judgments and estimates. These judgments can include, but are not limited to, the cash flows that an asset is expected to generate in the future and the appropriate weighted average cost of capital.

At December 31, 2013, our goodwill totaled $9.3 billion and our identifiable intangible assets, net totaled $941 million. We assess the impairment of goodwill of our reporting units annually, or more often if events or changes in circumstances indicate that the carrying value may not be recoverable.  Goodwill is tested for impairment at the reporting unit level by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value.  If the reporting unit does not pass the qualitative assessment, then the reporting unit's carrying value is compared to its fair value.  The fair values of the reporting units are estimated using market and discounted cash flow approaches.  Goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value.  The discounted cash flow approach uses expected future operating results.  Failure to achieve these expected results may cause a future impairment of goodwill at the reporting unit.  We conducted our annual impairment test of goodwill as of August 31, 2013 and 2012.  As a result of this test, we determined that no adjustment to the carrying value of goodwill for any reporting units was required.  See “Note 4 - Goodwill and Intangible Assets” to the consolidated financial statements included in this report. As of December 31, 2013, we determined that no events or circumstances from August 31, 2013 through December 31, 2013 indicated that a further assessment was necessary.

Stock-Based Compensation

We measure and recognize stock-based compensation expense based on the fair value measurement for all share-based payment awards made to our employees and directors, including employee stock options, employee stock purchases and restricted stock awards, over the service period for awards expected to vest. Stock-based compensation expense recognized for 2013, 2012 and 2011 was $609 million, $488 million and $458 million, respectively. See “Note 15 - Stock-Based and Employee Savings Plans” to the consolidated financial statements included in this report.

We calculated the fair value of each restricted stock award based on our stock price on the date of grant. We calculated the fair value of each stock option award on the date of grant using the Black-Scholes option pricing model. The determination of fair value of stock option awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of additional variables described below. The use of a Black-Scholes model requires extensive actual employee exercise behavior data and a number of assumptions, including expected life, expected volatility, risk-free interest rate and dividend yield. As a result, future stock-based compensation expense may differ from our historical amounts. The weighted-average grant-date fair value of stock options granted during 2013, 2012 and 2011 was $15.39, $11.21 and $9.87 per share, respectively, using the Black-Scholes model with the following weighted-average assumptions:

	Year Ended December 31,
	2013	2012	2011
Risk-free interest rate	0.6%	0.7%	1.2%
Expected life (in years)	4.1	4.0	3.8
Dividend yield	—%	—%	—%
Expected volatility	34%	38%	38%
Our computation of expected volatility for 2013, 2012 and 2011 was based on a combination of historical and market-based implied volatility from traded options on our stock. Our computation of expected life was determined based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. The interest rate for periods within the contractual life of the award was based on the U.S. Treasury yield curve in effect at the time of grant. The estimation of awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. We consider many factors when estimating forfeitures, including employee class and historical experience.

Recent Accounting Pronouncements

See "Note 1 - The Company and Summary of Significant Accounting Policies" to the consolidated financial statements included in this report, regarding the impact of certain recent accounting pronouncements on our consolidated financial statements.